EXHIBIT 35.2

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated January 8, 2013, the US$ Note Trust Deed, dated January 9, 2013, and other transaction documents relating to SMART ABS Series 2013-1US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Alan Cameron, am a Director of Macquarie Securities Management Pty Limited (the “Manager”).

2.	A review of the Manager’s activities during the period from January 23, 2013 (date of issuance of the SMART ABS Series 2013-1US Trust) through March 31, 2013 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 20 June 2013

/s/ Alan Cameron
Alan Cameron Director

Macquarie Securities Management Pty

Limited